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                                                                    EXHIBIT C-28

                        SEVERANCE PROTECTION AGREEMENT
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         THIS AGREEMENT made as of the   16th   day of  December, 1998, by and
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among GPU, Inc. (the "Corporation"), GPU Service, Inc. (the "Company") and
Bruce L. Levy (the "Executive") amends and restates the former Severance
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Protection Agreement dated June 5, 1997, by and among the Corporation, GPU
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International, Inc. and the Executive (the "Former Agreement").

         WHEREAS, the Board of Directors of the Corporation and the Board of Directors of the Company (the "Boards") recognize that the possibility of a Change in Control (as hereinafter defined) exists and that the threat or the occurrence of a Change in Control can result in significant distraction of the Company's key management personnel because of the uncertainties inherent in such a situation;

         WHEREAS, the Boards have determined that it is essential and in the best interest of the Company, and the Corporation and its stockholders, for the Company to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure the Executive's continued dedication and efforts in such event without undue concern for the Executive's personal financial and employment security; and

         WHEREAS, in order to induce the Executive to remain in the employ of the Company, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event the Executive's employment is terminated as a result of, or in connection with, a Change in Control.

         NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

         1.   Term of Agreement.  This Agreement shall commence as of December
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16, 1998, and shall continue in effect until October 31, 2000 (the "Term");
provided, however, that on November 1, 1999, and on each November 1 thereafter, the Term shall automatically be extended for one (1) year unless either the Executive or the Company shall have given written notice to the other at least ninety (90) days prior thereto that the Term shall not be so extended; provided, further, however, that following the occurrence of a Change in Control, the Term shall not expire prior to the expiration of twenty-four (24) months after such occurrence.
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         2.   Termination of Employment.  If the Executive's employment with the
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Company and with all other Affiliates of the Corporation shall be terminated within twenty-four (24) months following a Change in Control, the Executive shall be entitled to the following compensation and benefits:

               (a) If the Executive's employment with the Company and with all other Affiliates of the Corporation shall be terminated for any reason, the Company shall pay to the Executive his Accrued Compensation. In addition to the foregoing, if the Executive's employment is terminated by the Company for Disability or by reason of the Executive's death, the Company shall pay to the Executive or his beneficiaries a Pro Rata Bonus.

               (b) If the Executive's employment with the Company and with all other Affiliates of the Corporation shall be terminated (i) by the Company without Cause (other than by reason of the Executive's Disability), or (ii) by the Executive for Good Reason, the Executive shall be entitled to the following:

                    (1) the Company shall pay the Executive all Accrued Compensation and a Pro Rata Bonus;

                    (2) the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount determined by multiplying (A) three (3) times the sum of (i) the Executive's Base Amount and (ii) the Executive's Bonus Amount, by
(B) a fraction, the numerator of which is the number of months, not to exceed thirty-six (36), in the period beginning on the Termination Date and ending on the Executive's Normal Retirement Date (as defined in the Company's Employee Pension Plan), and the denominator of which is thirty-six (36).

                    (3) for a number of months equal to thirty-six (36), or if earlier, until the Executive's Normal Retirement Date (as defined in the Company's Employee Pension Plan) (the "Continuation Period"), the Company shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization coverages and benefits provided to the Executive immediately prior to the Change in Control or, if greater, the coverages and benefits provided at any time thereafter. The coverages and benefits (including deductibles and costs) provided in this Section 2(b)(3) during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries, than the most favorable of such coverages and benefits referred to above. The Company's obligation hereunder with respect to the foregoing coverages and benefits shall be reduced to the extent that the Executive obtains any such coverages and benefits pursuant to a subsequent employer's benefit plans, in which case the Company may

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reduce any of the coverages or benefits it is required to provide the Executive hereunder so long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This Section 2(b)(3) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be entitled under any of the Company's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, retiree medical and life insurance benefits;

                    (4) the Company shall pay or reimburse the Executive for the costs, fees and expenses of outplacement assistance services (not to exceed twenty percent (20%) of the sum of (A) the Executive's Base Amount and (B) the Executive's Bonus Amount) provided by any outplacement agency selected by the Executive; and

                    (5) the Company shall provide to the Executive the use of a Company-leased vehicle, at no cost to the Executive, until the earlier of (A) the date occurring six (6) months after the Termination Date or (B) the Executive's sixty-fifth (65th) birthday, after which date the Executive shall have the option to purchase the vehicle at its "blue book" value.

               (c) If the Executive's employment is terminated by the Company without Cause (other than by reason of the Executive's Disability) (1) within twelve (12) months prior to a Change in Control or (2) any time prior to the date of a Change in Control but the Executive reasonably demonstrates that such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party") and who effectuates a Change in Control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed such termination shall be deemed to have occurred after a Change in Control, provided a Change in Control shall actually have occurred.

               (d)  (1) Gross-Up Payment.  In the event it shall be determined
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that any payment or distribution of any type to or for the benefit of the
Executive, by the Company, the Corporation, any Affiliate, any Person (as defined in Section 15.6(a) hereof) who acquires ownership or effective control of the Corporation or ownership of a substantial portion of the Corporation's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), is

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or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

                    (2)  Determination By Accountant. All mathematical
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determinations, and all determinations as to whether any of the Total Payments are "parachute payments" (within the meaning of Section 280G of the Code), that are required to be made under this Section 2(d), including determinations as to whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and amounts relevant to the last sentence of this Section 2(d)(2), shall be made by an independent accounting firm selected by the Executive from among the six (6) largest accounting firms in the United States (the "Accounting Firm"), which shall provide its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Executive by no later than ten (10) days following the Termination Date, if applicable, or such earlier time as is requested by the Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise
Tax). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive and the Company with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Executive has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive within twenty (20) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to the Company by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment,

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the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) the Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Section 2(d)(1), which is to make the Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Executive repaying to the Company an amount which is less than the Overpayment.

               (e) The amounts provided for in Sections 2(a) and 2(b)(1), (2) and (4) shall be paid in a single lump sum cash payment within thirty (30) days after the Executive's Termination Date (or earlier, if required by applicable law).

               (f) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 2(b)(3).

               (g) The severance pay and benefits provided for in this Section 2 shall be in lieu of any other severance pay to which the Executive may be entitled under the GPU System Severance Procedure or any other plan, agreement or arrangement of the Company or any other Affiliate of the Corporation.

               (h) The Executive's entitlement to other compensation or benefits, pursuant to the Company's employee benefit plans and other applicable programs and practices shall be determined in accordance with the terms of those plans, programs and practices as in effect from time to time.

          3.   Notice of Termination.  Following a Change in Control, (i) any
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intended termination of the Executive's employment by the Company shall be communicated by a Notice of Termination from the Company to the Executive, and
(ii) any intended termination of the Executive's employment by the Executive for Good Reason shall be communicated by a Notice of Termination from the Executive to the Company within six (6)

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months of the Executive becoming aware of the event or action constituting Good
Reason or, if later, within six (6) months after the date of the Change in Control.

          4.   Fees and Expenses.  The Company shall pay all legal fees and
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related expenses (including the costs of experts, evidence and counsel) incurred in good faith by the Executive as they become due as a result of (a) the termination of the Executive's employment by the Company or by the Executive for Good Reason (including all such fees and expenses, if any, incurred in contesting, defending or disputing the basis for any such termination of employment), (b) the Executive's hearing before the Board of Directors of the Corporation as contemplated in Section 15.5 of this Agreement or (c) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits; provided, however, that the payment of fees and expenses pursuant to this Section 4(c) shall be made only after, and only to the extent that, the Executive is unsuccessful in his attempt to obtain or enforce such right or benefit through the procedures established under the Legal Defense Fund maintained by the Company under the GPU System Companies Master Executives' Benefits Protection Trust (or any similar fund under a successor trust).

          5.   Transfer of Employment.  Notwithstanding any other provision
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herein to the contrary, the Company shall cease to have any further obligation or liability to the Executive under this Agreement if (a) the Executive's employment with the Company terminates as a result of the transfer of his employment to any other Affiliate of the Corporation, (b) this Agreement is assigned to such other Affiliate, and (c) such other Affiliate expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no assignment had taken place. Any Affiliate to which this Agreement is so assigned shall be treated as the "Company" for all purposes of this Agreement on or after the date as of which such assignment to the Affiliate, and the Affiliate's assumption and agreement to so perform this Agreement, becomes effective.

          6.   Corporation's Obligation.  The Corporation agrees that it will
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take such steps as may be necessary to cause the Company (or any Affiliate that has become the "Company" pursuant to Section 5 hereof) to meet each of its obligations to the Executive under this Agreement.

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          7.   Notice. For the purposes of this Agreement, notices and all other
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communications provided for in the Agreement (including any Notice of
Termination) shall be in writing, shall be signed by the Executive if to the Company or by a duly authorized officer of the Company if to the Executive, and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

          8.   Nature of Rights.  The Executive shall have the status of a mere
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unsecured creditor of the Company and the Corporation with respect to his right to receive any payment under this Agreement. This Agreement shall constitute a mere promise by the Company and the Corporation to make payments in the future of the benefits provided for herein. It is the intention of the parties hereto that the arrangements reflected in this Agreement shall be treated as unfunded for tax purposes and, if it should be determined that Title I of ERISA is applicable to this Agreement, for purposes of Title I of ERISA. Except as provided in Section 2(g), nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company, the Corporation or any other Affiliate of the Corporation and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company, the Corporation or any other Affiliate of the Corporation. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company, the Corporation or any other Affiliate of the Corporation shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

          9.   Settlement of Claims.  The Company's obligation to make the
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payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Company may have against the Executive or others.

          10.  Miscellaneous.  No provision of this Agreement may be modified,
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waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by

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the Executive, the Corporation and the Company.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.

           11.  Successors; Binding Agreement.
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               (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, the Corporation and their respective Successors and Assigns. The Company and the Corporation shall require their respective Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and/or the Corporation would be required to perform it if no such succession or assignment had taken place.

               (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

          12.  Governing Law.  This Agreement shall be governed by and construed
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and enforced in accordance with the laws of the State of New Jersey without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Morris County in the State of New Jersey.

          13.  Severability.  The provisions of this Agreement shall be deemed
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severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

          14.  Entire Agreement. This Agreement constitutes the entire agreement
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between the parties hereto, and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto, with respect to the subject matter hereof, including the Former Agreement and the Executive agrees that the Former Agreement is terminated and shall have no further force or effect.

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